Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement (No. 333-185948) on Form S-8 of Chuy’s Holdings, Inc. of our reports dated March 10, 2020, relating to our audits of the consolidated financial statements and the effectiveness of internal control over financial reporting of Chuy's Holdings, Inc. and its subsidiaries, appearing in this Annual Report on Form 10-K of Chuy’s Holdings, Inc. for the year ended December 29, 2019.
/s/ RSM US LLP
Austin, Texas
March 10, 2020